EXHIBIT 11
               METEOR INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF PER SHARE EARNINGS OF COMMON STOCK

YEARS ENDED DECEMBER 31               1996         1995          1994
-------------------------------    ----------   -----------  ------------
Income (loss) from continuing
 operations                        $  461,798   $  (73,641)  $  (129,532)

Discontinued operations, net of
 income taxes                              --    1,870,453       178,527

Net income                            461,798    1,796,812        48,995

Primary earnings per share:

Continuing operations              $      .15   $     (.15)  $ (1,295.32)

Discontinued operations                    --         3.82      1,785.27

Earnings per share                 $      .15   $     3.67   $    489.95

Weighted average number of
  common shares outstanding         3,184,397      489,035           100

Fully diluted earnings per share(1)

Continuing operations              $      .14   $     (.15)  $ (1,295.32)

Discontinued operations                    --         3.82      1,785.27

Earnings per share                 $      .14   $     3.67   $    489.95

Weighted average number of
 common shares outstanding          3,184,397      489,035           100

Common equivalent shares               37,432           --            --

Average number of common shares
 outstanding & equivalents          3,221,829      489,035           100

Primary earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for each period. The calculation excludes the effect of common equivalent shares resulting from stock options using the treasury stock method as the effect would not be material.

Fully diluted earnings per share are computed based on the weighted average number of common shares and common equivalent shares outstanding for each period.

(1) Fully diluted earnings per share for 1995 are identical to primary earnings per share as the effect of common equivalent shares would be antidilutive.
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